Exhibit 99.2

            Comments for Third Quarter 2005 Earnings Conference Call
                            Friday, November 4, 2005
                                  10:30AM (EST)


Dial In #: 888-552-7850             International Dial In #: 706-645-9166

Note: Conference Call Host will read the Disclaimer.

Introduction (G. Laskaris)

-    Welcome to KeySpan's Third Quarter 2005 Earnings Conference Call.

- Our Earnings Press Release is available on the KeySpan web site, if you have not already received an email or fax copy.

- Our 10-Q was also filed with the SEC this morning. - The conference call format today is as follows:

- Bob Catell, KeySpan's Chairman of the Board and Chief Executive Officer, will open and close the call with comments on earnings and an update on recent developments.

- Bob Fani, KeySpan's President and Chief Operating Officer, will provide an operational update on our regulated and unregulated operations.

- Gerry Luterman, Chief Financial Officer and Executive Vice President, will follow with a discussion of our financial results.

-    And we will take questions at the end of the call.

- Also with us today are Wally Parker, President of our Energy Delivery and Customer Relationship Group, and Steve Zelkowitz, President of our Energy Assets and Supply Group, as well as other officers and members of our Finance Team.

- An online webcast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.

-    And now, our Chairman and CEO, Bob Catell.



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Strategic Overview  (R.B. Catell)

Thank you and good morning. I am pleased to report that KeySpan reported strong results for the third quarter, beating consensus expectations. KeySpan's quarterly results were driven by the strong performance of the electric services business, as well as lower financing costs. The performance of the electric business provided balance to the seasonal nature of the gas distribution business, which continues to grow and add new customers. And the significant interest expense savings achieved during the quarter reflects the strength of KeySpan's financial position, resulting from lower debt levels.

Let me begin with a discussion of our core earnings for the third quarter, which were $0.13 per share, compared to $0.03 per share last year. Year-to-date 2005 core earnings increased 8% to $1.67 per share, compared to $1.55 per share last year. These results exclude non-core and special items. We completely divested our non-core assets during 2004, which included our holdings in Houston Exploration and KeySpan Canada.

Operating income from core operations in the third quarter of 2005 was $103 million, an increase of 13% over last year. Year-to-date operating income results were $645 million, up $28 million or 5% over 2004. Again, these results exclude last year's contribution from Houston Exploration and KeySpan Canada and special items.

The main driver of these results was the excellent summer performance of the electric services segment, which benefited from excellent reliability, weather that was 50% warmer than last year, the added capacity of the 250 megawatt expansion at the New York City Ravenswood generating station, as well as the fuel switching capability of our generating units.


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The gas distribution  segment  recorded a seasonal  operating loss due to higher
uncollectibles,   resulting   from  the  higher  gas  prices  our   industry  is
experiencing. However, I am pleased to note that even with these higher gas prices, we continued to grow through new customer additions and oil-to-gas
conversions   in  all  of  our   territories,   having   completed  over  28,000
installations year-to-date, which will add $31 million in new gross profit margin. This puts us well on our way to meet and possibly exceed our goal of $47 million for this year.

We are seeing an improvement in our Energy Services segment, as these companies were almost break-even for the quarter, due to enhanced profit margins and lower expenses.

Now I would like to provide an update on several other items:

KeySpan continues to see benefits from several items in the new Energy Bill, which went into effect last quarter. KeySpan worked very hard to get this much-needed bill passed:

- With the projected high energy bills this winter, the increased spending limit for the Low-Income Home Energy Assistance Program to $5 billion will allow KeySpan to encourage more low-income customers to apply for assistance to help with payments of their energy bills, which will also help to mitigate our uncollectibles.

- I am very pleased with the favorable decision from the Massachusetts Commission, where we continue to pursue recovery of uncollectibles. Bob Fani will give more details on this item.

- On the gas supply side, our Islander East pipeline project is designed to provide additional gas to Long Island from Connecticut. It has FERC approval, but is being held up by a water permit from the Connecticut DEP. The Energy Bill allowed KeySpan to challenge Connecticut's denial of the required Clean Water Act permit in Federal Court. We filed our appeal in Federal Court in August and remain positive that we will ultimately prevail and build this much needed pipeline in the next year in an environmentally safe manner. The State of Connecticut has recently filed a motion to challenge the constitutionality of the provisions of the Energy Act providing this appeal right and has also filed a motion to dismiss the Islander East appeal.


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-        In addition, the Bill provides for an expedited approval process in siting LNG import terminals by the FERC, which should be helpful in introducing more of this much needed supply source. Regarding our LNG facility in Providence, Rhode Island, KeySpan applied for a rehearing of the FERC decision denying our proposal to upgrade this facility to accommodate marine deliveries. For this upcoming winter, we will continue to rely on this existing 2 billion-cubic-feet, peak-shaving storage facility, as an essential part of our New England distribution system.

These new projects, as well as our Millennium pipeline project, which will bring additional gas supplies from western Canada and the mid-continent, are needed to increase supplies in the Northeast and help put downward pressure on natural gas prices in the region. We are hopeful that the hurricanes experienced this past summer have highlighted the need for diversity in gas supply sources, which should help move these projects forward.

We also look for other energy investments, including transmission and generation, pipelines, LNG and storage, to continue to grow KeySpan. In terms of generation, we await the New York Power Authority's award of a bid for 500 megawatts in New York City. As you know, the strength of our balance sheet will allow for the continued growth of KeySpan through new investments.

We also continue to work closely with the Long Island Power Authority, as it reviews a number of strategic options regarding its future direction, including the privatization of its transmission and distribution system, its option to purchase KeySpan's Long Island generation, or the continuation of operations as they exist today. LIPA's generation purchase option will expire on December 15th. We continue to provide excellent and reliable service to LIPA to serve their customers as we operate under our long-term contracts.

At this time, I will turn the discussion over to Bob Fani who will review our operations.


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Operational Update -  (R.J. Fani)

Thank you, Bob, and good morning. Looking at the operational highlights of our business, I would like to start with the Electric Services business... the main driver for the results of this quarter. As you know, this part of the business provides generation to the New York City and Long Island load pockets and manages the transmission and distribution system in Long Island under long-term contracts with LIPA.

I am pleased to report that operating income for the electric segment for the third quarter is up 35% over last year, from $111 million to $150 million. This is the result of an increase in electric net revenues of $38 million or 12% over last year.

Driving our performance for the quarter was the Ravenswood Generating Station. Net revenues from Ravenswood were up by $39 million or 31% for the third quarter, reflecting an increase in energy margins of $34 million as well as increased capacity revenues of $5 million.

The increase in energy margins for the quarter reflects a 56% increase in realized spark spreads, as well as an 8% increase in the level of megawatt-hours sold into the New York City market. We believe these favorable results were driven by the warm summer weather, which was 50% warmer than last year, as well as the pricing differential between oil and gas fuels used in our Ravenswood plant. Due to the dual fuel nature of the Ravenswood Station, our three steam units had the ability to burn residual fuel oil which enjoyed a significant price advantage over natural gas during the latter part of the summer. The two hurricanes experienced this past summer contributed to the widening gap between oil and gas prices.


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On a year-to-date  basis,  operating income increased $40 million or 18% to $266 million. This was primarily due to the increased energy margins of approximately $41 million at Ravenswood as well as higher capacity revenues of $15 million due to the addition of the Ravenswood Expansion. These revenues were offset by the lease expenses reflecting the financing of the new unit.

In addition to Ravenswood, the results for the LIPA contracts were at the same level as last year, as they continue to contribute steadily to our results.


Before I leave the Electric Services segment, I'd like to discuss the New York City capacity market and its outlook for next year. There has been a considerable amount of discussion concerning the addition of approximately 1,000 megawatts of new generation in New York City planned for 2006 and its impact on capacity revenues. First, I'd like to say that we believe that overall New York City represents the best capacity market in the country due to its load pocket nature and local reliability rules, and we expect it to remain a great market in the future. However, as we all know, it is difficult to add capacity in increments to just meet load growth, so there has been some unevenness in capacity additions in the past and going forward.

Although new generation is projected for New York City next year, there are many factors that will affect the amount and price of capacity sold into the market. These include the timing of these new additions, transmission constraints into New York City, plant outages, and a possible change in reliability rules. In addition, remember that the New York City load is growing by between 150 to 200 megawatts per year which serves to offset some of the excess capacity.

There are several issues that the New York Independent System Operator and FERC are currently evaluating in terms of a change in reliability rules. First, some upstate generators believe that the New York City 80% in-city reliability requirement is too low, which results in upstate companies subsidizing the downstate ones. This issue is currently before FERC.


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In  addition,  changes  on the Con  Edison  transmission  system  appear to have adversely impacted import capability into the city. The ISO and FERC are reviewing these issues and in the next several months will be making some decisions. We have been analyzing these issues and will address them when we release our guidance for 2006.


Moving now to the Gas Distribution business which serves our New York City, Long Island and New England regions...

As anticipated, this segment reported a seasonal operating loss of $46 million for the third quarter, compared to a loss of $24 million last year. Year-to-date results of approximately $377 million are lower than last year by $14 million. Although net revenues increased for the year, these were offset by higher operating expenses.

o The year-to-date results reflect an increase in net gas revenues of $23 million or 2%, which benefited primarily from new customer additions and oil-to-gas conversions in all of our service territories, as well as higher net margins in our large volume heating market. This net revenue increase was attributed predominantly to the following items:

     o    A  $12  million  increase   resulting  from  customer   additions  and
          conversions to natural gas, net of attrition, conservation and the impact of price elasticity;

     o an increase of $17 million in our large volume heating market, reflecting primarily higher pricing; o an increase of $3.5 million as a result of the Performance Based Rate Plan for our New England business that was approved in 2003;

     o which were partially offset by $9 million in lower regulatory incentives, and the loss of $6 million due to leap year 2004.


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This  increase  in net  revenues  for the first  nine  months  was  offset by an increase in operating expenses of $38 million or 5%, primarily associated with a higher provision of uncollectible accounts of $20 million year-to-date - including $8 million for the quarter - resulting from significantly higher gas costs and recent collection experience. In addition, property taxes increased $7 million due to the expiration of a 5 year property tax agreement in New York City.

While we have taken a number of steps to enhance our  collection  activity,  the higher gas prices we are experiencing have adversely impacted our uncollectibles. Although we are allowed to pass through the cost of gas to our customers in all our service territories, we are concerned with high natural gas prices and the impact on our customers' ability to pay their bills. To mitigate this, we have programs in place such as balanced billing, deferred payment, and the Low-Income Home Energy Assistance Program, which we worked to expand through the Energy Policy Act of 2005.

Related to uncollectibles, on November 1, 2005, the Massachusetts Commission authorized recovery of under-recovered gas related bad debt expenses for the period January 1, 2004-December 31, 2004 through the gas cost adjustment factor and established a mechanism for future recovery of such costs. KeySpan is in the process of analyzing the impact of this order.

We also anticipate having enough gas supply to meet the gas load demand in our service territories for this coming heating season. Our gas storage was 100% full at the start of the winter heating season.

With our strategy of having this gas in storage and the financial derivatives the company has in place for a major portion of its flowing pipeline gas, we have hedged the price of approximately two-thirds of the gas supply needed to serve our customers this heating season, which will help limit bill increases to our customers to approximately 30-40% over last year. Our hedging program will mitigate the price impact on our customers' bills this heating season by approximately $500 million, based on gas prices at September 30th.


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Although we are starting to see a somewhat  higher impact from price  elasticity and an increase in bad debt expense, the impact is lower than what is being seen in our industry due to our hedging and customer programs. We continue to analyze this, and are encouraged that the higher cost of gas has not slowed our conversion program since we are currently on track to meet or exceed our 2005 gross profit margin goal of $47 million.

In fact, during the first nine months of 2005, we completed more than 28,000 gas installations, that will add approximately $31 million in new gross profit margin. This is comprised of $10 million in New York City, $9 million on Long Island, and an additional $12 million in our New England territory.

Turning to Energy Investments...this segment includes the Company's Seneca Upshur exploration and production operations in the Appalachians, as well as other domestic energy related investments. This segment reported operating income for the first nine months of 2005 of $17 million -- $3 million higher than in 2004, excluding last year's results of $95 million associated with our ownership interest in Houston Exploration and KeySpan Canada, and the E&P ceiling test write-down.

These results benefited primarily from lower overhead costs, the addition of Seneca Upshur, which was acquired in June 2004, and higher earnings from our 20% investment in the Iroquois pipeline.

Moving now to Energy Services... which provides energy related services and products to homes and businesses, and is primarily comprised of Home Energy Services and two engineering companies. This segment reported improved performance with an operating loss of $1 million for the third quarter, compared to a loss of $5 million last year. For the year to date period, performance also improved from a loss of $28 million to a loss of $7 million. This improvement is attributable to increased profitability and contract sales, lower operating costs at Home Energy Services and lower administrative costs. With regards to the two engineering companies, contracted backlog has increased by 7%, and Home Energy Services is ahead of target for its business drivers. These results exclude the 2004 goodwill impairment charge associated with continuing operations.


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I will now turn it over to Gerry for a financial review of the Company's results.


Financial Update    (G. Luterman)

Thanks, Bob, and good morning. Bringing this all together... KeySpan has achieved a strong quarter with GAAP results of $0.13 per share compared to a loss of $0.19 last year. On a "core apples-to-apples" basis, which excludes last year's non-core and special items, such as earnings from Houston Exploration and Canada, debt redemption premiums, etc., we reported results of $0.13 per share compared to $0.03 last year - clearly a significant improvement. As you already heard, our core Electric business was the driver of these results, augmented by strong expense management.

The accomplishments this quarter, indeed for the year so far, continue to be backed by the strength of our financial position. We have a focused financial strategy and continue to execute on it. Our financial strength and liquidity support our `A' quality credit ratings and continued access to low-cost working capital through our commercial paper program.

Through our strategy of reducing outstanding debt levels, KeySpan has accomplished ongoing interest expense savings. For the third quarter, interest expense decreased $21 million or 24% from last year, and for year-to-date, we accomplished a decrease of $61 million or 23%. KeySpan's long-term debt level is currently $3.9 billion, down from $4.4 billion at year-end 2004 - a reduction of approximately $500 million or 11%.

Our debt-to-total-capitalization ratio remains strong at 49.1% at quarter-end, down from 57.4% at the end of last year. We continue to project our year-end capitalization to be approximately 49%. This provides an excellent platform for investments to continue to grow this Company.


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In terms of accessing the capital markets, KeySpan successfully closed this week on the issuance of $137 million tax-exempt bonds in two transactions for the gas utility in New York. $82 million was priced at a fixed rate of 4.7%, and the balance was variable rate. Proceeds will be used on December 1st to retire callable outstanding notes with an average coupon rate of 6.3%. We are also planning to convert $50 million of 5.6% fixed-rate tax-exempt bonds to variable rate on December 1st. These three transactions are expected to produce pre-tax interest savings of approximately $4 million next year.

In terms of capital expenditures, we saw a decrease of $187 million or 34% year-to-date. The gas distribution segment decreased by $24 million, due to more efficient repair and maintenance processes and increased recovery of costs associated with municipal construction projects. In addition, the sales and deconsolidation of Houston Exploration and KeySpan Canada last year contributed to this decline.

Turning  now  to  our  dividend,   KeySpan  made  a  quarterly  payment  to  its
shareholders on November 1st at the increased level of $0.455 per share. KeySpan continues to be committed to the dividend, which today stands at over 5%.

In conclusion, our strong year-to-date core results of $1.67 versus $1.55 per share last year - up 8% -- continues to confirm that the Company is on track to hit its 2005 earnings goal.

I will now turn it back to Bob for some closing comments.


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Closing Comments  (R.B. Catell)

Thank you, Gerry, for the financial update. We remain focused on running our low-risk businesses with the most efficient use of our expense and capital resources. I am pleased to state that our year-to-date performance puts the Company in a position to accomplish our goals for 2005, and that we are reconfirming our earnings guidance of $2.30 to $2.40 per share. Our strategy continues to successfully produce growth in our core businesses, and our commitment to the dividend gives shareholders a solid yield of 5% in addition to the earnings growth of 4 to 5%.

Please note that KeySpan will be announcing our 2006 earnings guidance in January at our Annual Update to the Financial Community.

Thank you, and we would now be glad to take your questions.












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